Exhibit 10.8
Summary of Outside Directors’ Compensation
     Our non-employee directors are entitled to receive the following compensation, effective as of the closing of the offering:
•	An annual retainer of $45,000 per director for service on our board;

•	An additional retainer of $5,000 for the chair of each board committee;

•	A fee for in person attendance at board and committee meetings of $2,000 per meeting and

•	A fee for telephonic attendance at board and committee meetings of $1,500 per meeting.